HOLLINGER PLEDGE AND SECURITY AGREEMENT

                                                                December 4, 1997

     PLEDGE AND SECURITY AGREEMENT between AMERICAN INTERACTIVE MEDIA, INC., a Nevada corporation having an address at 611 Broadway, New York, New York 10012 (the "Corporation"), and HOLLINGER DIGITAL, INC., a Delaware corporation having an address at 270 Lafayette Street, New York, New York 10012 (the "Secured Party").

     WHEREAS, the Corporation has issued and sold to the Secured Party the Floating Rate Convertible Secured Debenture Note dated as of the date hereof (the "Note");

     WHEREAS, it is the intention of the parties hereto that the granting of the security interest pursuant to this Pledge and Security Agreement will secure all of the obligations of the Corporation under the Note (such obligations being referred to herein as the "Secured Obligations").

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties hereto HEREBY AGREE AS FOLLOWS:

     1. Subject to Section 9 below, the Corporation hereby grants to the Secured Party a first priority security interest in the Collateral (as defined in paragraph 2 below) to secure the Secured Obligations.

     2. The collateral shall be all assets of the Corporation whether now owned or hereafter acquired and all proceeds therefrom (including, but not limited to, any machinery, equipment, furniture, fixtures, inventory, work-in-process, cash, accounts receivable, contracts,

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leases, software, source and operating codes, designs, marketing and other plans, intellectual property, trade names and trade marks (collectively, the "Collateral")).

     3. The occurrence of any one or more of the following events shall constitute an event of default ("Default") by the Corporation under this Security Agreement if not cured within fifteen (15) days after written notice thereof from the Secured Party: (a) an Event of Default under the Note; (b) in the event of substantial loss, theft or destruction of, or substantial damage to, the Collateral not adequately covered by insurance, or the making or filing of any lien, levy, or execution on, or seizure, attachment or garnishment of, a substantial portion of the Collateral not discharged, bonded, paid or removed within sixty (60) days; (c) if the Corporation shall be liquidated, dissolved, or shall fail to maintain its corporate existence in good standing; (d) if there shall be filed by or against the Corporation any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (in the case of any filing against the Corporation, which is not discharged, vacated or dismissed within sixty (60)
days); or (e) if the usual business of the Corporation shall be terminated or suspended for more than sixty (60) days.

     4. Upon the occurrence of any Event of Default under the Note and the expiration of all applicable cure periods or of any Default hereunder not cured by the Corporation or its affiliates within fifteen (15) days after written notice thereof from the Secured Party, the Secured Party shall have all rights and remedies of a secured party under the laws of the State of New York, including the Uniform Commercial Code of the State of New York (the "UCC").


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     5. It is expressly agreed by all parties hereto that the Secured
Obligations of the Corporation under, and with respect to, the Note shall not be subject to any set-offs, defenses or counterclaims which the Corporation or its affiliates may have against the Secured Party under, or arising out of, the Note or any other document required to be executed by the Securities Purchase Agreement referred to in the Note.

     6. The Corporation shall deliver UCC-1 financing statements evidencing the Secured Party's security interest hereunder. Upon payment in full of the Secured Obligations by the Corporation or conversion in full of the Note, the Secured Party shall forthwith deliver to the Corporation UCC-3 termination statements, terminating the Secured Party's security interest hereunder and the security interest granted by this Security Agreement shall become null and void and of no further force and effect.

     7. Any notices or demands to be effective under this Security Agreement shall be given pursuant to the notice provisions of the Securities Purchase Agreement.

     8. The proceeds of the sale of any of the Collateral by the Secured Party pursuant to the terms hereof after a Default shall be applied as follows:

          FIRST: To the payment of the costs and expenses of such sale, including the out-of-pocket expenses of the Secured Party and the reasonable fees and out-of-pocket expenses of counsel employed by the Secured Party in connection therewith;

          SECOND: To the payment of all amounts then owing to the Secured Party under the Secured Obligations;

          THIRD: The balance (if any) of the proceeds shall be paid to the Corporation or its successors or assigns.



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     9. Notwithstanding any other provision of this Security Agreement, with respect to additional property acquired after the Closing Date, the Corporation or any of its affiliates may grant purchase money security interests therein to finance the purchase thereof and may also permit the filing of liens to evidence such property which is leased by the Corporation or any of its affiliates.

     10. Any Collateral which may be obtained by the Secured Party pursuant to this Security Agreement or otherwise, or the right to so obtain Collateral, may be pledged by the Secured Party or an affiliate to the lenders of any such affiliate or may be assigned to any affiliate of the Secured Party.

     11. (a) All terms used herein shall have the meanings as defined in the UCC, unless the context otherwise requires.

     (b) No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Security Agreement and to such provision, and executed by the party to be charged.

     (c) The execution and delivery of this Security Agreement has been authorized by the Board of Directors and shareholders of the Corporation.

     (d) This Security Agreement shall be binding upon and inure to the benefit of the successors or assigns of the Secured Party and the Corporation.

     (e) In the event of any conflict between the responsibilities of the parties under this Security Agreement and the Securities Purchase Agreement, the provisions of the Securities Purchase Agreement shall govern, and nothing in this Security Agreement is intended to or shall modify or reduce any representation, warranty, covenant, or indemnification by the Secured Party in the Securities Purchase Agreement.



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     (f) This Security Agreement shall be governed by the laws of the State of
New York applicable to contracts made and performed entirely within the State of New York without regard to conflict of laws rules applied in the State of New York.

     (g) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have executed or caused this Security Agreement to be executed on the date first set forth above.

                                   AMERICAN INTERACTIVE MEDIA, INC.

                                   By  ______________________________________
                                       Name:
                                       Title:

                                   HOLLINGER DIGITAL, INC.

                                   By  ______________________________________
                                       Name:
                                       Title:


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